Global Crossing Reports First Quarter 2009 Results
  Consolidated revenue of $609 million, representing a year-over-year decrease of 4 percent as reported and an increase of 6 percent in constant currency terms.
  "Invest and grow" revenue of $510 million, representing a year-over-year decrease of 2 percent as reported and an increase of 10 percent in constant currency terms.
  OIBDA of $75 million, representing a year-over-year increase of 67 percent as reported and an increase of 93 percent in constant currency terms.

FOR IMMEDIATE RELEASE: MONDAY, MAY 4, 2009

Florham Park, N.J. -- Global Crossing (NASDAQ: GLBC), a leading global IP solutions provider, today announced first quarter 2009 results. The company said it will discuss its consolidated financial and operational results for the first quarter 2009 on a conference call tomorrow.

Business Highlights

Global Crossing generated consolidated revenue of $609 million for the first quarter of 2009, representing a year-over-year decrease of 4 percent as reported and an increase of 6 percent in constant currency terms.  Revenue from the company's "invest and grow" category - that part of the business focused on serving global enterprises and carrier customers, excluding wholesale voice - was $510 million, representing a year-over-year decrease of 2 percent as reported and an increase of 10 percent in constant currency terms.  Operating Income Before Depreciation & Amortization (OIBDA) for the quarter was $75 million, representing a year-over-year increase of 67 percent as reported and an increase of 93 percent in constant currency terms.  Free Cash Flow was negative $32 million in the quarter, compared to negative $19 million in the year ago period.  OIBDA and Free Cash Flow are non-GAAP measures that are defined and reconciled in our press tables. All constant currency comparisons herein reflect first quarter 2009 and prior period results translated at the average actual foreign exchange rates for the applicable prior period.

"On a constant currency basis, 'invest and grow' revenue increased 10 percent year over year, consistent with the underpinnings of our annual guidance," said John Legere, CEO of Global Crossing. "We remain confident about the full-year outlook ahead as demand for our advanced IP-based solutions continues to enable improvements in our annual earnings and Free Cash Flow."

Operational Results

Global Crossing's consolidated revenue was $609 million in the first quarter of 2009, representing a sequential decline of $35 million or 5 percent, including a $20 million unfavorable foreign exchange impact. Year-over-year consolidated revenue decreased $23 million or 4 percent, including a $63 million unfavorable foreign exchange impact. On a constant currency basis, consolidated revenue declined 2 percent sequentially and increased 6 percent year over year. Beyond foreign exchange impacts, revenue in the quarter was unfavorably affected by the long-awaited attrition of the Camelot contract within our GCUK segment and further reduction in wholesale voice revenue as the company continues to optimize that business for margin performance.

The company's "invest and grow" category generated revenue of $510 million for the first quarter. This represents a sequential decline of $33 million or 6 percent, including substantially all of the $20 million unfavorable sequential foreign exchange impact. Year-over-year "invest and grow" revenue decreased $9 million or 2 percent, including substantially all of the $63 million unfavorable foreign exchange impact. On a constant currency basis, "invest and grow" revenue declined 2 percent sequentially and increased 10 percent year over year.

On a segment basis, GCUK generated $107 million in "invest and grow" revenue compared with $132 million in the prior quarter and $150 million in the first quarter of 2008. GC Impsat generated $113 million in "invest and grow" revenue compared with $122 million in the prior quarter and $110 million in the first quarter of 2008. Rest-of-World (ROW) generated $294 million in "invest and grow" revenue compared with $297 million in the prior quarter and $262 million in the first quarter of 2008. Sequentially, on a constant currency basis, "invest and grow" revenues in GCUK and GC Impsat decreased 6 percent and 7 percent, respectively, and ROW increased 1 percent. The decline in GCUK was associated with the Camelot attrition. The decline at GC Impsat was primarily driven by a customer settlement in the prior quarter. Year-over-year, in constant currency terms, "invest and grow" revenues in GC Impsat and ROW increased 16 percent and 15 percent, respectively, but declined slightly in GCUK due to the Camelot attrition.

Wholesale voice revenue decreased by $2 million on a sequential basis and $14 million year over year to $98 million. Substantially all of the wholesale voice revenue is earned in the United States, within the ROW segment.

Cost of revenue -- which includes cost of access; technical real estate, network and operations; third-party maintenance; and cost of equipment sales -- was $430 million in the first quarter, compared with $432 million in the prior quarter and $457 million in the first quarter of 2008. On a sequential basis, cost of revenue declined due to a favorable foreign exchange impact of $13 million and a reduction in access costs attributable to lower revenue. These decreases were offset by higher incentive compensation accruals following a net reversal in the fourth quarter of 2008.

The year-over-year decrease in cost of revenue was primarily attributable to a favorable foreign exchange impact of $38 million, in addition to lower incentive compensation accruals compared to the first quarter of last year. These decreases were offset by higher costs on increased revenue, higher payroll-related costs and severance charges in the first quarter of 2009.

The company reported Gross Margin, defined as "Revenue" less "Cost of Revenue," of $179 million in the first quarter of 2009, compared with $212 million in the prior quarter and $175 million in the first quarter of 2008. On a sequential basis, Gross Margin declined due to an unfavorable foreign exchange impact, an increase in incentive compensation accruals and lower revenue in the period.

Sales, general and administrative (SG&A) expenses were $104 million in the first quarter of 2009, compared with $110 million in the prior quarter and $130 million in the first quarter of 2008. On a sequential basis, SG&A decreased primarily due to a favorable foreign exchange impact of $4 million, savings from cost reduction initiatives implemented in the quarter and a decrease in professional fees. This decrease was partially offset by higher incentive compensation accruals following a net reversal in the fourth quarter of 2008. The year-over-year SG&A decrease was primarily attributable to $13 million favorable foreign exchange impact and lower incentive compensation accruals, as well as savings related to professional fees and cost reduction initiatives implemented in the first quarter of 2009.

Global Crossing reported $75 million of OIBDA in the first quarter, a sequential decrease of $27 million, including a $3 million unfavorable foreign exchange impact and a $16 million increase in incentive compensation accruals following a net accrual reversal in the prior quarter. On a year-over-year basis, OIBDA increased $30 million, including a $12 million unfavorable foreign exchange impact and a $10 million decrease in incentive compensation accruals. In the first quarter, GCUK, GC Impsat and ROW contributed OIBDA of $23 million, $39 million and $13 million, respectively.

Global Crossing's consolidated net loss applicable to common shareholders was $59 million for the first quarter of 2009, compared with a net loss of $53 million in the prior quarter and net loss of $72 million in the first quarter of 2008. On a sequential basis, net loss increased due to the previously described decrease in OIBDA, partially offset by a more unfavorable foreign exchange impact in the fourth quarter of 2008. Year-over-year, net loss improved principally due to the previously described improvement in OIBDA and a lower income tax provision, partially offset by an unfavorable foreign exchange impact in the first quarter of 2009.

Cash and Liquidity

For the first quarter of 2009, the company reported negative Free Cash Flow of $32 million, as compared to positive Free Cash Flow of $30 million in the prior quarter and negative Free Cash Flow of $19 million in the first quarter of 2008. The sequential and year-over-year variances were primarily driven by higher working capital requirements in the first quarter of 2009.

Cash flow provided by operating activities for the first quarter was $6 million. Global Crossing received $32 million in proceeds from the sale of indefeasible rights of use (IRUs) and prepaid services in the first quarter. Global Crossing used $38 million for Purchases of Property and Equipment and entered into $5 million of capital lease agreements to finance various equipment purchases and software licenses.

As of March 31, 2009, Global Crossing had unrestricted cash of $306 million compared to $360 million at December 31, 2008, and $362 at March 31, 2008. The company had $322 million in total cash at March 31, 2009, compared to $378 million in total cash at December 31, 2008, and $420 million at March 31, 2008.

2009 Guidance

The following table is provided for informational purposes only and represents the company's 2009 guidance as provided on February 16, 2009.

Measures	2009 Guidance
($ in millions)
Revenue	$2,500 - $2,600
OIBDA	$320 - $380
Free Cash Flow	$50 - $100

Non-GAAP Measures

Pursuant to the Securities and Exchange Commission's (SEC's) Regulation G, the attached financial tables include definitions of non-GAAP financial measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Conference Call

The company will hold a conference call on Tuesday, May 5, 2009 at 9:00 a.m. EDT to discuss its financial results. The call may be accessed by dialing +1 212 231 2908 or by dialing +44 203 300 0096. Callers are advised to access the call 15 minutes prior to the start time. A Webcast with presentation slides will be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on Tuesday, May 5, 2009 beginning at 11:30 a.m. EDT and will be accessible until Thursday, May 14, 2009 at 11:30 a.m. EDT.  To access the replay, callers should dial +1 402 977 9140 or +1 800 633 8284 and enter reservation number 21422929. Callers in the United Kingdom should dial +44 (0) 870 000 3081 or (0) 800 692 0831 and enter reservation number 21422929.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) is a leading global IP solutions provider with the world's first integrated global IP-based network.  The company offers a full range of secure data, voice, and video products to approximately 40 percent of the Fortune 500, as well as to 700 carriers, mobile operators and ISPs. It delivers services to more than 690 cities in more than 60 countries and six continents around the globe.

Website Access to Company Information

Global Crossing maintains a corporate website at www.globalcrossing.com, and you can find additional information about the company through the Investors pages on that website at http://investors.globalcrossing.com. Global Crossing utilizes its website as a channel of distribution of important information about the company. Global Crossing routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investors web pages.

Visitors to the Investors web pages can view and print copies of Global Crossing's SEC filings, including periodic and current reports on Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of the standing committees of Global Crossing's Board of Directors, its Corporate Governance Guidelines, Ethics Policy, press releases and analysts presentations are all available through the Investors web pages.

Please note that the information contained on any of Global Crossing's websites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference therein.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: Global Crossing's history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the inter-company transfer of funds by the company's subsidiaries; the company's ability to continue to connect its network to incumbent carriers' networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company's Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company's substantial international operations; risks associated with movements in foreign currency exchange rates; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with the company's own internal controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to contingent liabilities; downward pressure on the Company's common stock price that may result from sales of the significant number of shares paid to employees under incentive compensation arrangements, including approximately 3.2 million unrestricted shares delivered to employees in March and April 2009 under the 2008 annual bonus program; and other risks referenced from time to time in the company's filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Michael Schneider

+ 1 973 937 0146

Michael.Schneider@globalcrossing.com

Analysts/Investors Contact

Suzanne Lipton

+ 1 800 836 0342

glbc@globalcrossing.com

Gino Mathew

+1 973 937 0133

Gino,Mathew@globalcrossing.com

IR/PR1

8 PAGES OF FINANCIAL INFORMATION FOLLOW

Global Crossing Limited		Table 1
Condensed Consolidated Balance Sheets
($ in millions)

	March 31, 2009	December 31, 2008
	(unaudited)	(as adjusted)
ASSETS:
Current assets:
Cash and cash equivalents	$ 306	$ 360
Restricted cash and cash equivalents - current portion	4	7
Accounts receivable, net of allowances of $58 and $58	332	336
Prepaid costs and other current assets	114	103

Total current assets	756	806

Restricted cash and cash equivalents - long term	12	11
Property and equipment, net of accumulated depreciation of $917 and $851	1,260	1,300
Intangible assets, net (including goodwill of $148 and $147)	172	172
Other assets	58	60

Total assets	$ 2,258	$ 2,349

LIABILITIES:
Current liabilities:
Accounts payable	$ 277	$ 329
Accrued cost of access	86	92
Short term debt and current portion of long term debt	28	26
Accrued restructuring costs - current portion	13	13
Deferred revenue - current portion	133	138
Other current liabilities	371	361

Total current liabilities	908	959

Long term debt	1,120	1,127
Obligations under capital leases	83	93
Deferred revenue	329	308
Accrued restructuring costs	12	14
Other deferred liabilities	66	94

Total liabilities	2,518	2,595

SHAREHOLDERS' DEFICIT:
Common stock, 110,000,000 shares authorized, $.01 par value,
58,015,406 and 56,696,312 shares issued and outstanding as of
March 31, 2009 and December 31, 2008, respectively	1	1
Preferred stock with controlling shareholder, 45,000,000 shares authorized,
$.10 par value, 18,000,000 shares issued and outstanding	2	2
Additional paid-in capital	1,426	1,399
Accumulated other comprehensive loss	(6)	(23)
Accumulated deficit	(1,683)	(1,625)

Total shareholders' deficit	(260)	(246)

Total liabilities and shareholders' deficit	$ 2,258	$ 2,349

Note 1. On January 1, 2009, the Company adopted Financial Accounting Standard Board Staff Position No. APB 14-1 "Accounting for Convertible Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("APB 14-1"). APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's non convertible debt borrowing rate when interest cost is recognized in subsequent periods. APB 14-1 must be applied on a retrospective basis. As a result of applying APB 14-1, additional paid in capital and accumulated deficit have increased $38 and $17 respectively, and other assets and long term debt have decreased $1 and $22 respectively in the condensed consolidated balance sheet at December 31, 2008.

Global Crossing Limited		Table 2
Unaudited Condensed Consolidated Statements of Operations
($ in millions)

	Three Months Ended
	March 31,
	2009	2008
	(unaudited)	(as adjusted)

Revenue	$ 609	$ 632

Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(286)	(299)
Real estate, network and operations	(97)	(108)
Third party maintenance	(24)	(27)
Cost of equipment and other sales	(23)	(23)
Total cost of revenue	(430)	(457)
Gross margin	179	175
Selling, general and administrative	(104)	(130)
Depreciation and amortization	(79)	(76)
Total operating expenses	(613)	(663)
Operating loss	(4)	(31)
Other income (expense):
Interest income	1	4
Interest expense	(36)	(46)
Other income (expense), net	(15)	20
Loss before provision for income taxes	(54)	(53)
Provision for income taxes	(4)	(18)
Net loss	(58)	(71)
Preferred stock dividends	(1)	(1)
Loss applicable to common shareholders	$ (59)	$ (72)

Loss per common share, basic and diluted:
Loss applicable to common shareholders	$ (1.04)	$ (1.32)
Weighted average number of common shares	56,923,415	54,718,587

Note 1. On January 1, 2009, the Company adopted Financial Accounting Standard Board Staff Position No. APB 14-1 "Accounting for Convertible Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("APB 14-1"). APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's non convertible debt borrowing rate when interest cost is recognized in subsequent periods. APB 14-1 must be applied on a retrospective basis. As a result of applying APB 14-1, interest expense has increased $2 for the three months ended March 31, 2008.

Note 2. For the three months ended March 31, 2008, $2 of sales taxes netted against revenue were reclassified to selling, general and administrative expenses to be consistent with the presentation of other similar taxes. Additionally, $4 of costs associated with operating the GC Impsat Segment data center and voice business, principally related to employee related expenses, were reclassified from selling, general and administrative to real estate, network and operations as they represent service delivery costs and therefore are appropriately reported as cost of revenue.

Global Crossing Limited		Table 3
Condensed Consolidated Statements of Cash Flows
($ in millions)

	Three Months Ended
	March 31,
	2009	2008 (as adjusted)
	(unaudited)
Cash flows provided by (used in) operating activities:
Net loss	$ (58)	$ (71)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash income tax provision	-	15
Non-cash stock compensation expense	5	22
Depreciation and amortization	79	76
Provision for doubtful accounts	2	3
Amortization of prior period IRUs	(5)	(4)
Change in long term deferred revenue	27	4
Other	20	(18)
Change in operating working capital:
- Changes in accounts receivable	-	(9)
- Changes in accounts payable	(50)	(3)
- Changes in other current assets	(19)	(16)
- Changes in other current liabilities	5	26
Net cash provided by operating activities	6	25

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(38)	(44)
Change in restricted cash and cash equivalents	2	(5)
Net cash used in investing activities	(36)	(49)

Cash flows provided by (used in) financing activities:
Proceeds from short and long term debt	3	4
Repayment of capital lease obligations	(15)	(13)
Repayment of long term debt (including current portion)	(6)	(4)
Payment of employee taxes on share-based compensation	(4)	-
Other	-	1
Net cash used in financing activities	(22)	(12)

Effect of exchange rate changes on cash and cash equivalents	(2)	1
Net decrease in cash and cash equivalents	(54)	(35)
Cash and cash equivalents, beginning of period	360	397
Cash and cash equivalents, end of period	$ 306	$ 362

Note 1. On January 1, 2009, the Company adopted Financial Accounting Standard Board Staff Position No. APB 14-1 "Accounting for Convertible Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("APB 14-1"). APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's non convertible debt borrowing rate when interest cost is recognized in subsequent periods. APB 14-1 must be applied on a retrospective basis. As a result of applying APB 14-1, net loss and other within net cash provided by (used in) operating activities has increased in $2 for the three months ended March 31, 2008.

Global Crossing Limited and Subsidiaries					Table 4
Unaudited Condensed Consolidated Statements of Operations
($ in millions)

	Quarter Ended March 31, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue	$ 110	$ 116	$ 387	$ (4)	$ 609
Cost of revenue
Cost of access	(34)	(27)	(229)	4	(286)
Real estate, network and operations	(18)	(18)	(61)	-	(97)
Third party maintenance	(5)	(5)	(14)	-	(24)
Cost of equipment and other sales	(15)	(2)	(6)	-	(23)
Total cost of revenue	(72)	(52)	(310)	4	(430)
Gross margin	38	64	77	-	179
Selling, general and administrative	(15)	(25)	(64)	-	(104)
Depreciation and amortization	(15)	(20)	(44)	-	(79)
Total operating expenses	(102)	(97)	(418)	4	(613)
Operating income (loss)	8	19	(31)	-	(4)
Other income (expense):
Interest income	2	1	1	(3)	1
Interest expense	(12)	(8)	(19)	3	(36)
Other income (expense), net	(3)	5	(17)	-	(15)
Income (loss) before provision for income taxes	(5)	17	(66)	-	(54)
Provision for income taxes	-	(4)	-	-	(4)
Net income (loss)	(5)	13	(66)	-	(58)
Preferred stock dividends	-	-	(1)	-	(1)
Income (loss) applicable to common shareholders	$ (5)	$ 13	$ (67)	$ -	$ (59)

	Quarter Ended December 31, 2008
	GCUK	GC Impsat [4]	ROW [1,3]	Eliminations	Total

Revenue	$ 134	$ 124	$ 394	$ (8)	$ 644
Cost of revenue
Cost of access	(42)	(30)	(232)	8	(296)
Real estate, network and operations	(19)	(14)	(56)	-	(89)
Third party maintenance	(7)	(5)	(12)	-	(24)
Cost of equipment and other sales	(16)	(3)	(4)	-	(23)
Total cost of revenue	(84)	(52)	(304)	8	(432)
Gross margin	50	72	90	-	212
Selling, general and administrative	(25)	(32)	(53)	-	(110)
Depreciation and amortization	(19)	(21)	(42)	-	(82)
Total operating expenses	(128)	(105)	(399)	8	(624)
Operating income (loss)	6	19	(5)	-	20
Other income (expense):
Interest income	2	1	1	(2)	2
Interest expense	(14)	(8)	(20)	2	(40)
Other income (expense), net	(41)	(14)	26	-	(29)
Income (loss) before reorganization items, net and income taxes	(47)	(2)	2	-	(47)
Net gain on preconfirmation contingencies	-	-	1	-	1
Income (loss) before provision for income taxes	(47)	(2)	3	-	(46)
Provision for income taxes	-	(2)	(4)	-	(6)
Net loss	(47)	(4)	(1)	-	(52)
Preferred stock dividends	-	-	(1)	-	(1)
Loss applicable to common shareholders	$ (47)	$ (4)	$ (2)	$ -	$ (53)

	Quarter Ended March 31, 2008
	GCUK	GC Impsat [2,4]	ROW [1,2,3]	Eliminations	Total

Revenue	$ 153	$ 112	$ 370	$ (3)	$ 632
Cost of revenue
Cost of access	(46)	(29)	(227)	3	(299)
Real estate, network and operations	(25)	(18)	(65)	-	(108)
Third party maintenance	(9)	(5)	(13)	-	(27)
Cost of equipment and other sales	(18)	(2)	(3)	-	(23)
Total cost of revenue	(98)	(54)	(308)	3	(457)
Gross margin	55	58	62	-	175
Selling, general and administrative	(20)	(31)	(79)	-	(130)
Depreciation and amortization	(22)	(18)	(36)	-	(76)
Total operating expenses	(140)	(103)	(423)	3	(663)
Operating income (loss)	13	9	(53)	-	(31)
Other income (expense):
Interest income	2	1	3	(2)	4
Interest expense	(17)	(8)	(23)	2	(46)
Other income (expense), net	-	(1)	21	-	20
Income (loss) before provision for income taxes	(2)	1	(52)	-	(53)
Provision for income taxes	-	(5)	(13)	-	(18)
Net loss	(2)	(4)	(65)	-	(71)
Preferred stock dividends	-	-	(1)	-	(1)
Loss applicable to common shareholders	$ (2)	$ (4)	$ (66)	$ -	$ (72)

1 Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2 In May 2008 and August 2008, Global Crossing Limited transferred its GC Brazil and GC Chile operations, respectively, from the ROW Segment to the GC Impsat Segment. Since the transfer is between entities under common control, the Company has retroactively restated GC Impsat's results to include the GC Brazil and GC Chile operations and removed the GC Brazil and GC Chile operations from ROW's results for all periods presented.

3 On January 1, 2009, the Company adopted Financial Accounting Standard Board Staff Position No. APB 14-1 "Accounting for Convertible Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("APB 14-1"). APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's non convertible debt borrowing rate when interest cost is recognized in subsequent periods. APB 14-1 must be applied on a retrospective basis. As a result of applying APB 14-1, interest expense has increased $2 for the three months ended March 31, 2008, and $2 for the the three months ended December 31, 2008.

4 For the three months ended March 31, 2008 and December 31, 2008, $2 and $ 2 respectively of sales taxes netted against revenue were reclassified to selling, general and administrative expenses to be consistent with the presentation of other similar taxes. Additionally, for the three months ended March 31, 2008 and December 31, 2008, $4 and $3 respectively of costs associated with operating the GC Impsat Segment data center and voice business, principally related to employee related expenses, were reclassified from selling, general and administrative to real estate, network and operations as they represent service delivery costs and therefore are appropriately reported as cost of revenue.

Global Crossing Limited and Subsidiaries					Table 5
Unaudited Summary of Consolidated Revenue
($ in millions)

	Quarter Ended March 31, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 107	$ 111	$ 292	$ -	$ 510
Carrier voice	3	3	92	-	98
Other	-	-	1	-	1
Intersegment revenue	-	2	2	(4)	-
Consolidated revenues	$ 110	$ 116	$ 387	$ (4)	$ 609

	Quarter Ended December 31, 2008
	GCUK	GC Impsat [3]	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 132	$ 120	$ 291	$ -	$ 543
Carrier voice	2	2	96	-	100
Other	-	-	1	-	1
Intersegment revenue	-	2	6	(8)	-
Consolidated revenues	$ 134	$ 124	$ 394	$ (8)	$ 644

	Quarter Ended March 31, 2008
	GCUK	GC Impsat [2,3]	ROW [1,2]	Eliminations [2]	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$ 150	$ 109	$ 260	$ -	$ 519
Carrier voice	3	2	107	-	112
Other	-	-	1	-	1
Intersegment revenue	-	1	2	(3)	-
Consolidated revenues	$ 153	$ 112	$ 370	$ (3)	$ 632

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2In May 2008 and August 2008, Global Crossing Limited transferred its GC Brazil and GC Chile operations, respectively, from the ROW Segment to the GC Impsat Segment. Since the transfer is between entities under common control, the Company has retroactively restated GC Impsat's results to include the GC Brazil and GC Chile operations and removed the GC Brazil and GC Chile operations from ROW's results for all periods presented.

3For the three months ended March 31, 2008 and December 31, 2008, $2 and $2 respectively of sales taxes netted against revenue were reclassified to selling, general and administrative expenses to be consistent with the presentation of other similar taxes.

Global Crossing Limited					Table 6
Unaudited Reconciliation of OIBDA to Net Income (Loss) Applicable to Common Shareholders
($ in millions)

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of OIBDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to income (loss) applicable to common shareholders.

OIBDA is defined as operating income (loss) before depreciation and amortization. OIBDA differs from operating income (loss), as calculated in accordance with GAAP and reflected on our consolidated financial statements, in that it excludes depreciation and amortization. Such excluded expenses primarily reflect the non-cash impacts of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods. In addition, OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for reinvestment, distributions or other discretionary uses.

Management uses OIBDA as an important part of our internal reporting and planning processes and as a key measure to evaluate profitability and operating performance, make comparisons between periods, and to make resource allocation decisions. Management believes that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of OIBDA may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Additionally, OIBDA does not include certain significant items such as depreciation and amortization, interest income, interest expense, income taxes, other non-operating income or expense items, preferred stock dividends, and gains and losses on preconfirmation contingencies. OIBDA should be considered in addition to, and not as a substitute for, other measures of financial performance reported in accordance with GAAP.

Management believes that OIBDA is useful to our investors as it is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. OIBDA provides investors with an indication of the underlying performance of our everyday business operations. It excludes the effect of items associated with our capitalization and tax structures, such as interest income, interest expense and income taxes, and of other items not associated with our everyday operations.

	Quarter Ended March 31, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

OIBDA	$ 23	$ 39	$ 13	$ -	$ 75
Depreciation and amortization	(15)	(20)	(44)	-	(79)
Operating income (loss)	8	19	(31)	-	(4)
Interest income	2	1	1	(3)	1
Interest expense	(12)	(8)	(19)	3	(36)
Other income (expense), net	(3)	5	(17)	-	(15)
Provision for income taxes	-	(4)	-	-	(4)
Preferred stock dividends	-	-	(1)	-	(1)
Net income (loss) applicable to common shareholders	$ (5)	$ 13	$ (67)	$ -	$ (59)

	Quarter Ended December 31, 2008
	GCUK	GC Impsat	ROW [1,3]	Eliminations	Total

OIBDA	$ 25	$ 40	$ 37	$ -	$ 102
Depreciation and amortization	(19)	(21)	(42)	-	(82)
Operating income (loss)	6	19	(5)	-	20
Interest income	2	1	1	(2)	2
Interest expense	(14)	(8)	(20)	2	(40)
Other income (expense), net	(41)	(14)	26	-	(29)
Net gain on preconfirmation contingencies	-	-	1	-	1
Provision for income taxes	-	(2)	(4)	-	(6)
Preferred stock dividends	-	-	(1)	-	(1)
Net loss applicable to common shareholders	$ (47)	$ (4)	$ (2)	$ -	$ (53)

	Quarter Ended March 31, 2008
	GCUK	GC Impsat [2]	ROW [1,2,3]	Eliminations	Total

OIBDA	$ 35	$ 27	$ (17)	$ -	$ 45
Depreciation and amortization	(22)	(18)	(36)	-	(76)
Operating income (loss)	13	9	(53)	-	(31)
Interest income	2	1	3	(2)	4
Interest expense	(17)	(8)	(23)	2	(46)
Other income (expense), net	-	(1)	21	-	20
Provision for income taxes	-	(5)	(13)	-	(18)
Preferred stock dividends	-	-	(1)	-	(1)
Net loss applicable to common shareholders	$ (2)	$ (4)	$ (66)	$ -	$ (72)

1Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

2In May 2008 and August 2008, Global Crossing Limited transferred its GC Brazil and GC Chile operations, respectively, from the ROW Segment to the GC Impsat Segment. Since the transfer is between entities under common control, the Company has retroactively restated GC Impsat's results to include the GC Brazil and GC Chile operations and removed the GC Brazil and GC Chile operations from ROW's results for all periods presented.

3 On January 1, 2009, the Company adopted Financial Accounting Standard Board Staff Position No. APB 14-1 "Accounting for Convertible Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("APB 14-1"). APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's non convertible debt borrowing rate when interest cost is recognized in subsequent periods. APB 14-1 must be applied on retrospective basis. As a result of applying APB 14-1, interest expense has increased $2 for the three months ended March 31, 2008, and December 31, 2008.

Global Crossing Limited and Subsidiaries		Table 7
Unaudited Reconciliations of Free Cash Flow to Net Cash Provided by Operating Activities
($ in millions)

Pursuant to the SEC's Regulation G, the following table provides a reconciliation of Free Cash Flow, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net cash provided by operating activities.

We define Free Cash Flow as net cash provided by (used in) operating activities less purchases of property and equipment as disclosed in the statement of cash flows. Free Cash Flow differs from the net change in cash and cash equivalents in the statement of cash flows in that it excludes the cash impact of: all investing activities (other than capital expenditures, which are a fundamental and recurring part of our business); all financing activities; and exchange rate changes on cash and cash equivalents balances.

Management uses Free Cash Flow as a relevant indicator of our ability to generate cash to pay debt. Free Cash Flow also is an important part of our internal reporting and a key measure used by management to evaluate liquidity from period to period. We believe that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Moreover, we do not currently pay a significant amount of income taxes due to net operating losses, and we therefore generate higher Free Cash Flow than comparable businesses that do pay income taxes. Additionally, Free Cash Flow is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Free Cash Flow also does not include certain significant cash items such as purchases and sales out of the ordinary course of business, proceeds from financing activities, repayments of capital lease obligations and other debt, and the effect of exchange rate changes on cash and cash equivalents balances. Free Cash Flow should be considered in addition to, and not as a substitute for, net change in cash and cash equivalents in the statement of cash flows reported in accordance with GAAP.

Management believes that Free Cash Flow is useful to our investors as it provides an indication of the underlying cash position of our everyday business operations and the ability to pay debt.

Three months ended
March 31,
2009

Free Cash Flow	$ (32)
Purchases of property and equipment	38
Net cash provided by operating activities	$ 6

Three months ended
December 31,
2008

Free Cash Flow	$ 30
Purchases of property and equipment	49
Net cash provided by operating activities	$ 79

Three months ended
March 31,
2008

Free Cash Flow	$ (19)
Purchases of property and equipment	44
Net cash provided by operating activities	$ 25

Global Crossing Limited and Subsidiaries		Table 8
Unaudited Reconciliations of 2009 OIBDA and Free Cash Flow Guidance
($ in millions)

When providing projections for non-GAAP measures, we are required to provide a reconciliation of the non-GAAP measure to the most directly comparable GAAP metric to the extent available without unreasonable efforts. In such cases, we may indicate an amount or range for GAAP measures that are components of the reconciliation. The provision of such amounts or ranges must not be interpreted as explicit or implicit projections of those GAAP components. To reconcile the non-GAAP financial metric to GAAP, we must use amounts or ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While we feel reasonably comfortable with the methodology used to generate the projections of our non-GAAP financial metrics, we fully expect that the amounts or ranges used for the GAAP components will vary from actual results. We have made numerous assumptions in preparing our projections. These assumptions, including the amounts of the various components that comprise a financial metric, may or may not prove to be correct. We will consider our projections of non-GAAP financial metrics to have been achieved if the specific non-GAAP measure is met or exceeded, even if the GAAP components of the reconciliation are materially different from those provided in an earlier reconciliation.

This reconciliation was prepared based on the Company's guidance as provided on February 16, 2009.

	Twelve months ended
	December 31, 2009
	Low End of Guidance	High End of Guidance

OIBDA	$ 320	$ 380
Depreciation and amortization	(330)	(331)
Operating income (loss)	(10)	49
Interest expense, net	(147)	(147)
Provision for income taxes	(27)	(27)
Preferred stock dividends	(4)	(4)
Net loss applicable to common shareholders	$ (188)	$ (129)

Free Cash Flow	$ 50	$ 100
Purchases of property and equipment	145	155
Net cash provided by operating activities	$ 195	$ 255

For definitions and further description of these non-GAAP measures see tables 6 and 7.